EXHIBIT 99.1 -- PRESS RELEASE DATED FEBRUARY 26, 1997


NEWS RELEASE

FOR:  Methode Electronics, Inc.      CONTACT:  Kevin J. Hayes
      7444 W. Wilson Ave.                      Chief Financial Officer
      Chicago, IL  60656                       (708) 867-9600

                      METHODE ELECTRONICS, INC. ANNOUNCES
                 ACQUISITION OF COMMON STOCK OF MERIT ELEKTRIK

FOR IMMEDIATE RELEASE

          CHICAGO - February 26 - Methode Electronics, Inc. today announced it has acquired the common stock of Merit Elektrik of Malta subject to regulatory approval and normal closing activities. Merit Elektrik is a manufacturer of automotive switches and has a substantial position in the European automotive switch gear community and supplies General Motors (Opel), Ford Motor and Volkswagen with ignition switches, transmission controls, switches and other devices.

          The acquisition is a major commitment to the European automotive community and the presence of the additional organization assures Methode a strong foothold in this growing market. Merit Elektrik offers an established functional switch design capability with recent awards indicating a growing product penetration and solid customer acceptance. The venture will provide Methode with a stronger global customer base as well as a complementary, but non-competitive, product line.

          Merit Elektrik features modern automated manufacturing facilities with a recognized European design and tooling capability.

          William J. McGinley, Chairman of Methode, stated, "The partnership with Merit Elektrik provides a beachhead for Methode in continental Europe where Methode has joined forces with a valued provider to the major auto and truck producers. We expect Merit Elektrik to benefit from Methode's established products for multi-functional steering column, ergonomic and control components which can be supplied more efficiently to European manufacturers than has been previously possible. Whereas Methode will add products in the "hidden" functional switches category, the combination strengthens each company's core competence. It is the objective that Methode's products will find increased acceptance in both South America and Europe and Merit Elektrik's products will contribute to an additional penetration into Methode's current customer base.

          "The Merit Elektrik plants will further implement Methode's philosophy of decentralized specialization which increasingly requires a combination of internal capabilities with outside alliances to satisfy the customers' requirements of source reduction.

          "The former Merit Elektrik will operate for the foreseeable future under the style of Merit Malta Methode to preserve its identity with present customers.

              "The Company intends to file a Form 8-K relating to the transaction.

          "As a final note, William T. Jensen, President of Methode Electronics, was instrumental in evaluating the opportunities of a combination of Methode with Merit Elektrik. As previously announced, Mr. Jensen, who has spent nearly fifty years with Methode, has been on sabbatical since the end of the calendar year and has now decided that he will retire rather than return in early March as announced previously. I will assume the additional duties of President of the Company," Chairman McGinley concluded.